                                                                                         [GULFMARK OFFSHORE, INC. LOGO]

                                                                                          Notice of
                                                                                          Annual Meeting of
                                                                                          Stockholders and
                                                                                          Proxy Statement

                    Annual Meeting

                    May 19, 2005
                    The Benjamin Hotel
                    Morrison Room
                    125 East 50th Street
                    New York, New York 10022

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the "Company") will be held in the Benjamin Hotel, Morrison Room, 125 East 50th Street, New York, New York 10022, on Thursday, May 19, 2005 at 8:30 A.M., Eastern Daylight Savings Time, for the following purposes:

     1.    To elect a Board of seven (7) directors.

     2.    To vote on a proposal to approve the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan.

     3.    To vote on a proposal to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2005.

     4.    To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 20, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment or adjournments thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting.

     You are cordially invited to attend the meeting. However, to ensure your representation at the meeting, the Company requests that you return your signed proxy card or vote on the internet at your earliest convenience, whether or not you plan to attend the meeting. Your proxy will be returned to you if you should be present at the meeting and should request such a return.

     TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES.

                                                                                          By Order of the Board of Directors

                                                                                          /s/ Edward A. Guthrie
                                                                                          Edward A. Guthrie
                                                                                          Secretary

Date:    April 21, 2005

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340
Houston, Texas 77042

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2005

     The accompanying proxy is solicited by GulfMark Offshore, Inc. (the "Company") at the direction of the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 19, 2005, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournment or adjournments thereof. When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named therein, unless contrary instructions are given.

     The proxy will not be used for the election as directors of all nominees if authority to do so is withheld on the proxy and will not be used for the election of any individuals whose names are written in the blank spaces on the proxy. Where no instruction is indicated with respect to the election of directors, the proxy will be voted FOR the election as directors of all nominees. Where no instruction is indicated with respect to the election of all nominees named in item (1) of the proxy, but names of one or more nominees are listed in the blank spaces on the proxy, the proxy will be voted FOR the election of all nominees not so listed.

     Any stockholder of the Company has the right to revoke his or her proxy at any time prior to its use by submitting a written revocation or duly executed proxy card bearing a later date with the Secretary of the Company.

     Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. The Company will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by directors, officers and regular employees of the Company, without additional compensation.

     This proxy statement was first sent or given to stockholders on or about April 29, 2005.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held May 19, 2005 is the close of business on April 20, 2005 (hereinafter called the "Record Date"). As of the Record Date there were 20,227,438 shares of the Company's common stock (the "Common Stock") issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

     The following table sets forth certain information with respect to each person who at April 20, 2005, was known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned(1)	Percent of Class
Lehman Brothers Holdings Inc.(2) 745 Seventh Avenue New York, New York 10019	3,394,590	16.78%
Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, New York 10019	1,340,500	6.63%
Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	1,283,636	6.35%
Bank of America Corporation(5) 100 North Tryson Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	1,276,490	6.31%
Steinberg Asset Management LLC(6) 12 East 49th Street, Suite 1202 New York, New York 10017	1,078,925	5.33%
Estabrook Capital Management LLC(7) 1633 Broadway, 30th Floor New York, New York 10019	1,044,371	5.16%

      (1)Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.

      (2)The information shown above was obtained from the Form 4 dated February 23, 2005, as filed with the SEC by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. has sole voting power and sole investment power over the shares. See also "Security Ownership of Directors and Officers" with respect to Messrs. Butters and Millard, who are directors of the Company and Managing Directors of a subsidiary of Lehman Brothers Holdings Inc.

      (3)The information shown above was obtained from the Schedule 13G dated January 28, 2005 as filed with the SEC by Royce & Associates, LLC.

      (4)The information shown above was obtained from the Schedule 13G dated February 9, 2005 as filed with the SEC by Dimensional Fund Advisors Inc. Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the "Funds."  In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds.  However, all securities are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.

      (5)The information shown above was obtained from the Schedule 13G dated February 11, 2005 as filed with the SEC by Bank of America Corporation.

      (6)The information shown above was obtained from the Schedule 13G dated February 8, 2005 as filed with the SEC by Steinberg Asset Management LLC.

      (7) The information shown above was obtained from the Schedule 13G, dated January 20, 2005, as filed with the SEC by Estabrook Capital Management LLC. Estabrook Capital Management LLC acts as an investment advisor and in such capacity has sole voting power and sole investment power over the shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Notes by Our Executive Officers

     Edward A. Guthrie, our Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer, and John G. Leech, our Executive Vice President - Operations, each purchased $100,000 in aggregate principal amount of the $160 million of 7 3/4% Senior Notes ("Notes") due 2014 that were issued in July 2004 at the same price as all other purchasers in the offering of the Notes. After deducting initial purchasers' discounts and commissions, we received $97,575 in net proceeds from each of these officers as a result of their purchase of the Notes.

Transactions with Lehman Brothers Inc.

     As of April 20, 2004, Lehman Brothers Holding Inc., an affiliate of Lehman Brothers Inc., owned an aggregate of 3,394,590 shares of our common stock, representing approximately 16.8% of the total common stock outstanding. David J. Butters, Chairman of our Board of Directors, and Robert B. Millard, one of our Directors, are Managing Directors of Lehman Brothers Inc. Mr. Butters is also a member of the Compensation Committee. Messrs. Butters and Millard respectively own 668,874 and 741,512,shares or 3.73% and 3.86% of our common stock. Although Messrs. Butters and Millard disclaim beneficial ownership of the shares held by Lehman Brothers Holdings Inc., through a partnership Messrs. Butters and Millard each have a 5.625% interest in the profits of Lehman Brothers Holdings Inc. in its investment and may have additional indirect interests by virtue of their employment by Lehman Brothers Inc.

     Lehman Brothers Inc. and certain of their affiliates from time to time during the past three years have provided certain investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received customary fees and commissions, and they may provide these services to us in the future, for which they expect to receive customary fees and commissions. The address of Lehman Brothers Holdings Inc. is 399 Park Avenue, 9th Floor, New York, New York 10022.

     Lehman Brothers Inc. received approximately $1.3 million in connection with its underwriting agreement for our public offering of common stock in 2002.

     Lehman Brothers Inc. acted as sole dealer-manager in connection with the tender offer for our 8.75% senior notes and was an initial purchaser in the offering of the Notes. Lehman Brothers Inc. received customary fees in the amount of $.3 million and $1.9 million, respectively, plus reimbursement of certain expenses for those services.

Purchase of Executive Officer Residence

     We entered into a purchase and sale agreement in the amount of $600,000 with John G. Leech to purchase his former residence in connection with his relocation to our corporate office in Houston, Texas.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of April 20, 2005, the number and percentage of Common Stock (split-effected) beneficially owned by each of the Company's directors, each executive officer named in the summary compensation table included under "Executive Officers and Compensation," and all directors and officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned(3)		Total Common Stock Beneficially Owned	Percent of Class(4)	Units Equivalent to Common Stock(5)	Total Interest in Common Stock and Unit Equivalent
David J. Butters	—	89,138	668,874	(6)(9)	758,012	3.75%	7,205	765,217
Peter I. Bijur	—	20,000	5,000		25,000	—	720	25,720
Marshall A. Crowe	—	40,000	29,538		69,538	—	—	69,538
Louis S. Gimbel, 3rd	—	40,000	360,888	(7)	400,888	1.98%	1,456	420,344
Sheldon S. Gordon	—	40,000	15,000		55,000	—	9,380	64,380
Robert B. Millard	—	40,000	741,512	(9)	781,512	3.86%	6,788	788,300
Bruce A. Streeter	30,000	464,620	73,282		567,902	2.81%	15,491	583,393
Edward A. Guthrie	15,000	122,000	56,327		193,327	—	14,648	207,975
John E. (Gene) Leech	15,000	221,312	54,138	(8)	290,450	1.44%	14,769	305,219
Carla S. Mashinski	3,000	—	1,451		4,451	—	1,433	5,884
All directors and officers as a group (10 persons)	63,000	1,077,070	2,006,010		3,146,080	15.55%	71,890	3,217,970

      (1)Includes Common Stock held for executive officers pursuant to restricted stock awards issued under various incentive plans maintained by the Company. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

      (2)Includes currently exercisable stock options issued under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to these shares prior to exercising the options.

      (3)Unless otherwise indicated below, beneficial ownership of the Common Stock reported in the table includes both sole voting power and sole investment power, or voting power and investment power that is shared with the spouse and/or minor children of the director or executive officer. Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of Common Stock.

      (4)Percentage based solely on Total Common Stock Beneficially Owned. Less than one percent unless otherwise indicated.

      (5)Each director and officer of the Company can participate in the Executive Deferred Compensation Plan, as defined below.

      (6)Includes 86,800 shares of Common Stock owned by trusts of which Mr. Butters is the co-trustee and 80,400 shares beneficially owned by Mr. Butters' wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

      (7)Includes 30,420 shares of Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.

      (8)Includes 1,200 shared beneficially owned by Mr. Leech's children, and with respect to which shares Mr. Leech has shared voting and dispositive power.

      (9)Messrs. Butters and Millard are Managing Directors of Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings Inc. as referenced in Related Party Transactions above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The Board has nominated seven directors for election at the Annual Meeting. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until such director's successor is elected and has duly qualified. Each nominee listed below is currently a director of the Company and was elected by the stockholders of the Company. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

Name of Nominees	Age	Year First Became Director
Peter I. Bijur	62	2003
David J. Butters	64	1989
Marshall A. Crowe	84	1978
Louis S. Gimbel, 3rd	76	1970
Sheldon S. Gordon	69	2001
Robert B. Millard	54	1989
Bruce A. Streeter	56	1997

     Peter I. Bijur serves as a member of the Audit, Compensation and Governance & Nominating Committees. Mr. Bijur is a former Chairman of the Board and Chief Executive Officer of Texaco Inc. He currently serves on the Strategic Advisory Council for the Gas Technology Institute and is a member of the Advisory Board of Proudfoot Consulting Company. Mr. Bijur formerly served as a member of the Board of Trustees of Middlebury College and Mount Sinai-New York University Health Center.

     David J. Butters is Chairman of the Board and is a member of the Compensation Committee. He is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Butters is currently a director of the Boards of Weatherford International, Inc. and Grant Prideco Inc. Mr. Butters has served as a director of the Company since its formation in 1996 and served as a director of GulfMark International, Inc., our predecessor, from 1989 until May 1, 1997 when GulfMark International, Inc. was merged into Weatherford International, Inc.

     Marshall A. Crowe serves as a member of the Audit Committee. Since January 1978, Mr. Crowe has served as President of M. A. Crowe Consultants, Inc., providing consulting services in the energy and financial fields. For four years prior thereto, he was Chairman of the National Energy Board of Canada and was previously Chairman of the Board of Canada Development Corporation, which was engaged in the business of making equity investments in Canadian enterprises. Mr. Crowe is also of counsel at Johnston & Buchan, barristers and solicitors, Ottawa, Canada. From 1995 to 2003, Mr. Crowe was also a member of the Governing Board of Law Society of Ontario. Mr. Crowe has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1978. Mr. Crowe is a Canadian citizen.

     Louis S. Gimbel, 3rd is a member of the Governance & Nominating Committee. He is Chief Executive Officer of S. S. Steiner, Inc., Chairman of the Board of Hops Extract Corporation of American and Manager of Stadelman Fruit LLC. Mr. Gimbel is also a director of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH. He has been employed by S.S. Steiner, Inc. for more than the past five years. S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops. Mr. Gimbel has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1970.

     Sheldon S. Gordon is a member of the Audit, Compensation and Governance & Nominating Committees. He is Chairman of Union Bancaire Privée International Holdings, Inc. Mr. Gordon is currently a director of Ametek, Inc., Union Bancaire Privée, Holland Balanced Fund, and New York Eye & Ear Infirmary. Mr. Gordon has served as a director of the Company since February 2001.

     Robert B. Millard is a Managing Director of Lehman Brothers Inc., which is a subsidiary of Lehman Brothers Holdings Inc., which may be deemed an affiliate of the Company, where he has been employed for more than the past five years. Mr. Millard also serves as a Director of Weatherford International, Inc. and L-3 Communications Corporation. Mr. Millard has served as a director of the Company since its formation in 1996 and served as a director of our predecessor from 1989.

     Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of our predecessor's Marine Division from November 1990. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

Required Vote for Election of Directors

     Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

THE COMPANY RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF THE PERSONS NOMINATED HEREIN.

Information Relating to Board of Directors and Committees Thereof

Committees and Meetings of Directors

     Pursuant to the Company's By-Laws, the Board of Directors has established several committees, including an Audit Committee, a Compensation Committee and a Governance & Nominating Committee. During the year ended December 31, 2004, the Board of Directors met six times, the Audit Committee met nine times, the Compensation Committee met four times and the Governance & Nominating Committee met one time. During 2004, each director attended at least 67% of the combined Board of Directors meetings and meetings of committees of the Board on which he served. The Board of Directors has determined that a majority of its Directors, consisting of Messrs. Bijur, Crowe, Gimbel and Gordon, are "independent" as defined in the Nasdaq National Market listing standards applicable to the Company.

Audit Committee

     Messrs. Bijur, Crowe and Gordon are the current members of the Audit Committee. The Board of Directors has determined that all of the Audit Committee members are "independent" as defined in the Nasdaq National Market listing standards applicable to the Company. Mr. Sheldon Gordon, by virtue of his over 40 years of experience in the field of finance and his role as Chairman of Union Bancaire Prive International Holdings, Inc., has been designated as the financial expert within the meaning of Item 401(h) of Regulation S-K (19 C.F.R. Paragraph 229.401(h)). The primary function of the Audit Committee is to:

  make recommendations to the Board concerning the selection and discharge of the Company's independent auditors,

  review professional services performed by the auditors, including the plan and results of their audit engagement and the fees charged for audit, tax and non-audit services by the auditors, and evaluate the Company's system of internal accounting controls.

Compensation Committee

     Messrs. Bijur, Butters, and Gordon are the current members of the Compensation Committee. The functions of the Compensation Committee are:

  to recommend to the Board of Directors the salaries to be paid to the officers of the Company, and administer compensation benefit plans of the Company.

     Mr. Butters by virtue of his employment with Lehman Brothers, Inc, is not considered to be an independent director but the Board of Directors, including a majority of the independent directors, has determined that his membership on the Compensation Committee is in the best interests of the Company and its stockholders based on his knowledge of and experience in compensation practices. The recommendations of the Compensation Committee are approved by the full Board of Directors, including a majority of the independent directors.

Governance & Nominating Committee

     Messrs. Bijur, Gimbel, and Gordon are the current members of the Governance & Nominating Committee. The functions of the Governance & Nominating Committee are:

  develop and periodically review the corporate governance principles of the Company,

  identify new directors and annually recommend directors to the Board for election,

  annually evaluate Board and Committee performance, and

  review and recommend Board compensation for non-employee directors.

     The Board adopted a Code of Business Conduct and Ethics applicable to all Company employees as well as a Code of Ethics for the Principal Executive Officer and Senior Financial Officers which are posted on the Company's website, www.gulfmark.com.

Director Compensation

     Each non-employee director of the Company is paid $1,000 for each meeting of the Board of Directors and $1,000 for each Committee meeting of the Board of Directors he attends. In addition, during 2004, a quarterly retainer was paid to each non-employee director of the Company during that quarter of $6,250. The Company also has a retainer arrangement with Mr. Butters pursuant to which he receives a retainer of $8,333 per month for serving as Chairman of the Board. The Company also has a retainer arrangement with Mr. Gordon pursuant to which he receives a retainer of $1,250 per quarter for serving as Chairman of the Audit Committee.

Executive Deferred Compensation Plan

     Under our executive deferred compensation plan (the "EDC Plan") each director may elect to defer up to 100% of any fees paid by us for distribution after retirement or resignation from the Board of Directors. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual director's years of service on the Board of Directors. We have established a "Rabbi" trust to fund the stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of the Company in Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the plan are made according to the directors' election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company in the Prime plus 2% account. Total compensation paid in 2004 to the non-employee directors who have been nominated for election in 2005, including director fees and retainers, and matching under the EDC Plan area follows:

Name	Compensation	EDC Matching	Total
Peter I. Bijur	$ 44,000	$ 6,600	$ 50,600
David J. Butters	135,000	22,500	157,500
Marshall A. Crowe	40,000	-	40,000
Louis S. Gimbel, 3rd	32,000	4,800	36,800
Sheldon S. Gordon	50,000	7,500	57,500
Robert B. Millard	29,000	4,350	33,350

     Under the terms of the 1993 Non-Employee Director Stock Option Plan, 20,000 options are to be granted to all non-employee directors subsequent to the 2005 Annual Meeting. If the shareholders approve the proposed 2005 Non-Employee Director Incentive Plan (Proposal No. 2), these options would not be issued and 2,000 restricted shares would be granted under the new plan to each qualified non-employee director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee of the Company is or was an officer or employee of the Company or had any relationship requiring disclosure under applicable rules, except that Mr. Butters has a retainer arrangement with the Company described above pursuant to which Mr. Butters receives $8,333 per month for serving as Chairman of the Board of the Company. In 2004, Mr. Butters received $135,000 in director fees and retainers. During the 2004 fiscal year, no executive officer of the Company served as (a) a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company, (b) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (c) a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE OFFICERS AND COMPENSATION

     The following are executive officers and key employees of the Company, who serve at the discretion of the Board of Directors.

Name	Position	Age
Bruce A. Streeter	President and Chief Operating Officer	56
Edward A. Guthrie	Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer	60
John E. (Gene) Leech	Executive Vice President - Operations	52
Carla S. Mashinski	Controller and Assistant Secretary	42

     Bruce A. Streeter has served as President and Chief Operating Officer of the Company since January 1997. He was elected as director of the Company in April 1997. He served as President of our predecessor's Marine Division from November 1990. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities including General Manager Marine Division.

     Edward A. Guthrie was elected Executive Vice President - Finance, Chief Financial Officer, Secretary and Treasurer of the Company in July 1999. Prior to that date, Mr. Guthrie served in a number of capacities with Cliffs Drilling Company ("Cliffs") and its former parent company for a period of 25 years, most recently serving as Vice President-Finance and Chief Financial Officer prior to Cliffs' merger with R&B Falcon Corporation.

     John E. (Gene) Leech was named Executive Vice President - Operations of the Company in February 2001 after having served as Vice President - Operations from January 1997. He served as Vice President of our predecessor's Marine Division from its formation in November 1990. Prior to November 1990, Mr. Leech was with Offshore

Logistics, Inc. for a period of fifteen years serving in a number of capacities, including Manager Domestic Operations and International Operations Manager.

     Carla S. Mashinski was elected Controller and Assistant Secretary in May 2004. Previously, Ms. Mashinski served in various capacities during her five years with Duke Energy including Vice President and Controller of Duke Energy North America and Controller of Duke Energy International. Prior to 1999, her background also includes 14 years with Shell Oil Company.

     The aggregate compensation paid by the Company for services rendered during the last three years in all capacities to the highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2004 was as follows:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options	All Other Compensation(4)
Bruce A. Streeter President and Chief Operating Officer	2004	$270,672	$ -	$65,873	$445,400(3)	-	$ 5,814
	2003	250,000	160,000	38,537	140,000	-	4,273
	2002	235,000	160,000	36,029	-	70,000	4,522
Edward A. Guthrie Executive Vice President - Finance, Chief Financial Officer, Secretary, and Treasurer	2004	$215,000	$ -	$45,750	$222,700(3)	-	$ 4,427
	2003	200,000	105,000	43,500	70,000	-	3,583
	2002	195,000	90,000	42,750	-	36,000	3,477
John E. (Gene) Leech Executive Vice President - Operations	2004	$207,500	$ -	$48,729	$222,700(3)	-	$ 5,627
	2003	185,000	105,000	44,986	70,000	-	4,475
	2002	180,000	105,000	46,890	-	40,000	4,522
Carla S. Mashinski Controller and Assistant Secretary	2004	$103,923	$ -	$15,588	$66,810(3)	-	$ 514

      (1) Bonus amounts, if any, for 2004 are not yet determined.

      (2)Other Annual Compensation includes personal use of Company vehicles and the matching of amounts by the Company under the EDC Plan. Under the EDC Plan, each officer may elect to defer up to 50% of salary and a minimum of 10% of bonus paid by the Company for distribution after retirement, resignation from the Company, or death. As of December 31, 2004, Messrs. Streeter, Guthrie, Leech, and Ms. Mashinski had 15,491, 14,648, 14,769, and 1,433 shares of Common Stock allocated to their respective accounts.

     (3)Dividends will be paid on restricted stock awards prior to vesting, if declared. The aggregate number and value of restricted stock awards outstanding as of December 31, 2004 are set forth in the "Restricted Stock Awards" table on page 12. All restricted stock awards listed herein vest on March 8, 2006 for 2003 awards and on March 20, 2007 for 2004 awards for Messrs. Streeter, Guthrie and Leech and on October 13, 2006 for 2004 awards for Ms. Mashinski.

     (4)All other 2004 compensation includes the following:

Name	Retirement Contributions	Life Insurance Policy Premiums	Other Insurance Premiums	Total
Bruce A. Streeter	$3,000	$2,167	$647	$5,814
Edward A. Guthrie	3,000	780	647	4,427
John E. (Gene) Leech	3,000	2,136	491	5,627
Carla S. Mashinski	280	-	234	514

EMPLOYMENT AGREEMENTS

     A subsidiary of the Company has entered into employment agreements with Messrs. Streeter and Guthrie. Effective as of July 1, 2003, Mr. Streeter is entitled to be employed as President of the Company and certain of its subsidiaries and to receive an annual salary of not less than $250,000 for each year during the three year term of his agreement. Effective July 6, 2003, Mr. Guthrie is entitled to be employed as a Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries and to receive an annual salary of not less than $200,000 for each year during the two year term of his agreement. In addition to annual salary, Messrs. Streeter and Guthrie may receive a discretionary bonus. Prior to a change of control of the Company or after twelve months after a change of control of the Company, any termination of Messrs. Streeter's or Guthrie's employment without cause, or their respective resignations in certain circumstances, would entitle the terminated or resigning officer to the payment of his annual salary for the time remaining under the term of his employment agreement and the proportionate share of his annualized bonus for the previous fiscal year for the time remaining under the term of his employment agreement, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination. Within twelve months after a change of control of the Company, any termination of Messrs. Streeter's or Guthrie's employment without cause, or their respective resignation in certain circumstances, would entitle the terminated or resigning officer to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year, together with certain other benefits and any unpaid salary, bonus amount, deferred compensation and vacation pay accrued to the date of termination, less any amount paid under the agreement upon the change of control. Upon a change of control of the Company, Mr. Streeter would be entitled to the payment of two times his annual salary and two times his annualized bonus for the previous fiscal year. Pursuant to the agreements, the Company is responsible for the payment and performance of the subsidiary's obligations under the agreements.

RESTRICTED STOCK AWARDS DURING 2004

Name	Individual Awards
	Number of Shares Awarded(1)	Market Value at December 31, 2004
Bruce A. Streeter	20,000	$445,400
Edward A. Guthrie	10,000	222,700
John E. (Gene) Leech	10,000	222,700
Carla S. Mashinski	3,000	66,810

      (1)Restrictions lapse on March 20, 2007 for Messrs. Streeter, Guthrie and Leech and on October 13, 2006 for Ms. Mashinski.

     The following table represents the total number of options to purchase Common Stock held by the named executive officers of the Company at December 31, 2004. No options or SAR grants were made by the Company to the named executive officers during 2004.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION/SAR VALUES

Name	Shares Acquired on Exercise(1)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year End Exercisable/ Unexercisable(1)
Bruce A. Streeter	-	-	441,286 / 23,334	$5,408,905 / 112,703
Edward A. Guthrie	10,000	$ 154,037	130,000 / 12,000	$1,344,569 / 57,960
John E. (Gene) Leech	-	-	207,978 / 13,334	$2,494,765 / 64,403
Carla S. Mashinski	-	-	- / -	- / -

      (1)Value based on the difference between the market value of the Common Stock on December 31, 2004 ($22.27) and the exercise price. The actual value, if any, of the unexercised option will be dependent upon the market price of Common Stock at the time of exercise.

     Non-employee directors of the Company also own outstanding options to purchase shares of Common Stock, as further described under the caption "Election of Directors-Director Compensation."

EQUITY COMPENSATION PLANS

     The table below provides information relating to our equity compensation plans as of December 31, 2004:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders(1)	1,233,626	$11.69	710,550
Equity compensation plans not approved by security holders(2)	-	-	-
Total	1,233,626	$11.69	710,550

     (1)Related to the GulfMark Offshore, Inc. 1997 Incentive Equity Plan.

     (2)The Company does not have any equity compensation plans not approved by its stockholders.

DEFERRED COMPENSATION

     Under our EDC Plan each officer may elect to defer up to 100% of any salary paid by us for distribution after retirement or resignation from the Company. Under the EDC Plan, deferred compensation can be used to purchase Common Stock or may be retained by the Company and earn interest at Prime plus 2%. The first 7.5% of compensation deferred must be used to purchase Common Stock and may be matched by the Company. The matching portion vests prorata over five years based on the individual officer's years of service with the Company.

We have established a "Rabbi" trust to fund the stock portion of benefits under the EDC Plan. The funds provided to the trust are invested by a trustee independent of the Company in Common Stock, which is purchased by the trustee on the open market. The assets of the trust are available to satisfy the claims of all general creditors of the Company in the event of bankruptcy or insolvency. Distributions from the plan are made according to the officers' election in Common Stock for that portion deferred in Common Stock and in cash for that portion retained by the Company in the Prime plus 2% account. Total compensation in 2004 which has been deferred by the officers, including any matching under the EDC Plan, follows:

Name	Compensation	EDC Matching	Total
Bruce A. Streeter	$ 36,184	$ 64,369	$ 100,553
Edward A. Guthrie	65,500	45,700	111,250
John E. Leech	26,062	46,875	72,937
Carla S. Mashinski	10,392	15,588	25,980

     At December 31,2004, the Company had a total deferred compensation liability of $1,181,199 to the above named officers under the EDC Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

     We have reviewed and discussed the Company's audited financial statements for the year ended December 31, 2004 with management and have discussed with Ernst & Young LLP, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended or supplemented with respect to those statements.

     We have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Ernst & Young its independence in connection with its audit of our most recent financial statements.

     Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     We also reviewed with Ernst & Young and our management the various fees that we have paid to Ernst & Young during 2002, 2003 and 2004 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees. Audit fees increased substantially during 2004 as a direct result of increased audit requirements stemming from Sarbanes-Oxley Act and the decentralization of audit work to regional offices based on the decreased availability of staff of the auditors at the Corporate Office in Houston, Texas.

     Sarbanes-Oxley related fees were incurred from the third quarter of 2004 forward and are a direct result of the implementation of the Company's documentation and testing of internal controls required under the Act and the related attestation opinion of the auditors.

     Fees paid to Ernst & Young during 2004 for tax services increased due to an increase in services provided relating to various international tax issues including U.K. Inland Revenue tax return audits for the years 2001-2003 and expansion into new tax jurisdictions.

     Other fees are related to the review of Offering Memorandum and subsequent Form S-4 filed in conjunction with the $160 million Senior Notes offering.

     The following is a summary of the fees paid to Ernst & Young for year-end audit work and other services performed during 2004:

	Fiscal Year Ended December 31,
	2004	2003
Audit Fees	$ 742,000	$187,000
Sarbanes-Oxley Related Fees	324,341	-
Tax Fees	249,616	44,236
Other Fees	119,669	51,649
	---------------	-----------
Total	$1,435,626	$282,885
	========	======

     The Audit Committee approves all audit and tax services provided by the Company's independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee's pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. The Audit Committee concluded that the provision of non-audit services by Ernst & Young was compatible with maintaining auditor independence.

     The Board of Directors has adopted a written charter for the Audit Committee which was updated during March, 2005. A copy of this charter is attached to this proxy statement as Appendix B.

Sheldon S. Gordon, Chairman of Audit Committee
Peter I. Bijur, Audit Committee Member
Marshall Crowe, Audit Committee Member

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of GulfMark Offshore, Inc. (the "Compensation Committee") is pleased to present this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of executive compensation and the basis by which 2004 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers who are named in the compensation tables shown above. The Compensation Committee is comprised of three directors who are not employees of the Company.

Compensation Philosophy

     The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

  Reward executives for long-term strategic management and the enhancement of stockholder value;

  Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

  Integrate compensation programs with the short and long-term strategic plans of the Company;

  Attract and retain key executives critical to the long-term success of the Company; and

  Align the interests of executives with the long-term interests of stockholders through equity awards.

Compensation Program Components

     The compensation programs of the Company for its executive officers and key employees are generally administered by or under the direction of the Compensation Committee and are reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The Compensation Committee reviews and recommends the specific base salary and bonus compensation of the

Company's top three executive officers. The particular elements of the compensation programs for such persons are set forth in more detail below.

     Employment Agreements - A subsidiary of the Company has entered into Employment Agreements with the Company's President and Executive Vice President - Finance. The purpose of the Employment Agreements is: (i) to assure that the Company will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control; (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations.

     Base Salary - Base salary levels are primarily determined by the Compensation Committee at levels the Compensation Committee deems necessary or appropriate to attract the level of competence needed for the position. Base salary levels are reviewed annually based on individual performance, industry conditions and market considerations. The Compensation Committee believes that base salary levels for the Company's executive officers are competitive within a range that is considered to be reasonable and necessary.

     Performance Bonus - The Company provides incentive compensation to its executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year. In the past, the amount and form of such bonuses were determined by the Compensation Committee based primarily upon an analysis of the officer's job performance and the specific accomplishments of the officer during the preceding calendar year. In the case of corporate financial officers, incentive compensation decisions were made primarily on the basis of the assistance and performance of the officer in implementing corporate objectives within the scope of his or her responsibilities. In the case of operational officers, incentive compensation decisions were made primarily on the basis of the operational results of the business operations for which the officers were responsible. Although the achievement of certain financial objectives as measured by a business segment's earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria were also considered. In this regard, the Compensation Committee took into account specific operational achievements that were expected to affect future earnings and results or that had an identifiable impact on the prior year's results.

     For 2005, the Compensation Committee has adopted a new annual incentive plan wherein annual bonus awards are linked to the achievement of Company-wide and regional performance goals and are designed to put a significant portion of total compensation at risk. Under the bonus plan, a bonus target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company's success. Individual executive officer bonus targets range from 50% to 100% of base salary. The actual amount of the bonus award can range from 0% to 150% of the targeted bonus and is based exclusively on the Company's and/or regional achievement of these performance goals. For 2005, bonus targets for executive officers are based upon objectives set at the beginning of 2005 for operating income, return on investment and earnings before interest, taxes, and depreciation (EBITDA) for the Company compared to its peer group. In addition, a portion of the bonus potential is based on other strategic goals and objectives outlined at the beginning of 2005. The other strategic goals and objectives include measures for safety performance, certain administrative objectives, growth through acquisitions, expansionary efforts and other goals that were determined to enhance stockholder value.

     Incentive Equity Plan - The Company also provides long-term incentive compensation to its executive officers and key employees through equity awards pursuant to the Amended 1997 Incentive Equity Plan. The use of equity awards is intended to provide incentives to the Company's executive officers and key employees to work toward the long-term growth of the Company. Equity awards are not granted by the Compensation Committee as a matter of course as part of the regular compensation of any executive or key employee. The decision to grant an equity award is based on the perceived incentive that any such grant will provide and the benefits that the grant may have on long-term stockholder value. The determination of the number of shares granted is based on the level and contribution of the employee. Consideration is also given to the anticipated contribution of the business operations for which the grantee has responsibility to overall stockholder value.

     In the period 2003-4, the committee has not awarded any options but has instead awarded restricted shares as reflected in the table below. The restrictions on the shares awarded lapse three years from the date of grant. A total of 63,000 restricted shares have been awarded to officers in the last two years as detailed below:

	2004(1)	2003(2)	Total
Bruce A. Streeter	20,000	10,000	30,000
Edward A. Guthrie	10,000	5,000	15,000
John E. (Gene) Leech	10,000	5,000	15,000
Carla S. Mashinski	3,000	-	3,000
	-----------	----------	---------
	43,000	20,000	63,000

     (1)Restrictions lapse in 2007.

     (2)Restrictions lapse in 2006.

     The stock options which have previously been granted and are currently outstanding are subject to vesting over a number of years and have exercise prices based on the market price of the Common Stock at the date of grant. Stock options were granted in 1990 after the acquisition of the offshore marine services segment, on two occasions in 1996, after the successful completion of the spin-off in 1997, and again in the years 1998-2002.

Discussion of 2004 Compensation for the Executive Officers

     Mr. Bruce Streeter serves as the President and Chief Operating Officer of the Company. The base salary for Mr. Streeter was increased in 2004 after a review of comparable salaries of executives in the offshore transportation industry as well as the salaries of executives of similar sized companies in the oil service industry.

     The base salary for Mr. Guthrie, Executive Vice President - Finance, Secretary and Treasurer, was increased in 2004 based on the Compensation Committee's understanding of ranges of compensation for financial executives of companies similar in size and complexity to the Company.

     The base salary for Mr. Leech, Executive Vice President - Operations, was increased in 2004 based on individual performance, the size of the Company's operations, as well as a review of compensation for executives in similar positions with industry peers.

     The Compensation Committee will consider performance bonuses, if any, to be awarded to the executives for 2004 at or before the Board of Directors meeting currently scheduled for May 2005.

Tax Considerations

     During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of the five highest paid executive officers. This legislation provides that compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders. The Compensation Committee considers the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had any impact on the Company to date.

Summary

     After review of the Company's existing programs, the Compensation Committee believes that the Company's executive compensation program is reasonable and provides a mechanism by which compensation is appropriately related to corporate and individual performance so as to align the interest of the Company's executive officers with the interest of stockholders on both a long and short-term basis.

Compensation Committee of the Board of Directors:

Peter I. Bijur - Member
David J. Butters - Chairman
Sheldon S. Gordon - Member

PERFORMANCE GRAPH

     The following performance graph and table compare the cumulative return on the Company's Common Stock to the Dow Jones Total Market Index and the Dow Jones Oilfield Equipment and Services Index (which consists of Schlumberger Ltd., Halliburton Co., Transocean Inc., Baker Hughes Inc., Nabors Industries Ltd., BJ Services Co., Weatherford International Ltd., National Oilwell Varco Inc., Noble Corp., GlobalSantaFe Corp., Smith International Inc., ENSCO International Inc., Patterson-UTI Energy Inc., Cooper Cameron Corp., Rowan Cos. Inc., Diamond Offshore Drilling Inc., Grant Prideco Inc., Pride International Inc., FMC Technologies Inc., Tidewater Inc., Helmerich & Payne Inc., Cal Dive International Inc., Unit Corp., McDermott International Inc., Maverick Tube Corp., Superior Energy Services Inc., Lone Star Technologies Inc., SEACOR Holding Inc., Grey Wolf Inc., Oceaneering International Inc., Veritas DGC Inc., Atwood Oceanics Inc., Global Industries Ltd., Hanover Compressor Co., Offshore Logistics Inc., Core Laboratories N.V., Newpark Resources Inc., Parker Drilling Co., and Input/Output Inc.) for the periods indicated. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment of the Company's Common Stock and each index to have been $100 at December 31, 1999.
Comparison of Cumulative Total Return
	1999	2000	2001	2002	2003	2004
GulfMark Offshore, Inc.	100	194	194	202	191	305
Dow Jones Total Market Index	100	91	80	62	81	91
Dow Jones Oilfield Equipment and Services Index	100	148	102	94	108	146

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16 (a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the 2004 fiscal year were complied with the exception for the inadvertent late filing of a Form 4 made by the Company on March 23, 2005 for Carla Mashinski for 377 shares acquired under the Company's employee stock purchase plan as of December 31, 2004.

PROPOSAL NO. 2

APPROVAL OF THE GULFMARK OFFSHORE, INC.
2005 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN

     The Board is proposing for stockholder approval the GULFMARK OFFSHORE, INC. 2005 Non-Employee Director Share Incentive Plan (the "2005 Non-Employee Director Plan"). The 2005 Non-Employee Director Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as non-employee directors of the Company and to assist in further aligning the interests of the non-employee directors with those of its other stockholders by providing non-employee directors with opportunities to acquire shares of Common Stock. If the 2005 Non-Employee Director Plan is approved by stockholders at the Meeting, no further awards will be made to non-employee directors under applicable provisions of the 1993 Non-Employee Director Plan, which will be terminated by the Board following approval of the 2005 Non-Employee Director Plan. The following summary describes the material features of the 2005 Non-Employee Director Plan but is not intended to be complete, and therefore the summary is qualified in its entirety by the 2005 Non-Employee Director Plan, a copy of which is attached to this Proxy Statement as Appendix A.

ELIGIBILITY FOR PARTICIPATION

     Each member of the Board who is not an employee of the Company or any subsidiary of the Company (a "non-employee director") will participate in the 2005 Non-Employee Director Plan. There are currently six non-employee directors, all of whom have been nominated for re-election at the Meeting.

TYPES OF BENEFITS

     The 2005 Non-Employee Director Plan provides for benefits of stock options and/or stock awards (collectively, the "Benefits").

SHARES AVAILABLE

     The maximum number of shares of Common Stock that may be delivered to non-employee directors and their beneficiaries under the 2005 Non-Employee Director Plan is 150,000 shares of Common Stock, which may be authorized and unissued or treasury shares. Any shares covered by stock options granted under the 2005 Non-Employee Director Plan that are forfeited, cancelled, or expire are considered undelivered for the purposes of determining the maximum number of shares of Common Stock available under the 2005 Non-Employee Director Plan. If any stock option is exercised by tendering shares of Common Stock to the Company as full or partial payment in connection with the exercise of a stock option under the 2005 Non-Employee Director Plan, only the number of shares of Common Stock issued net of the shares tendered will be deemed delivered for purposes of determining the maximum number of share of Common Stock available for delivery under the 2005 Non-Employee Director Plan.

ADMINISTRATION

     The 2005 Non-Employee Director Plan will be administered by the Board or a committee of the Board (and therefore references to the Board in this summary include references to the committee). The Board may establish such rules and regulations as it deems necessary for the proper administration of the 2005 Non-Employee Director

Plan, including determinations, interpretations and actions in connection with the 2005 Non-Employee Director Plan.

STOCK OPTIONS

     On the date of each annual meeting of stockholders of the Company during the term of the 2005 Non-Employee Director Plan (commencing with the Meeting), each non-employee director in office immediately following such annual meeting may be granted a stock option to purchase from zero to 6,000 shares of Common Stock, the actual amount to be determined by the Board or committee. The exercise price per share will equal the fair market value of a share on the date of grant. The exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Common Stock then owned by the non-employee director, by the withholding of shares of Common Stock for which a stock option is exercisable, or by a combination of these methods. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2005 Non-Employee Director Plan. In determining which methods a non-employee director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate. Each stock option is exercisable at any time following the earlier of the first anniversary of, or the first annual meeting of the Company's stockholders after, the date of grant, provided that the non-employee director continues to serve as a director of the Company on such anniversary. Prior to the first anniversary, however, a stock option will become immediately exercisable in the event of a "Change in Control" of the Company (described below), or termination of the non-employee director's service as a result of disability or death. Each stock option terminates on the tenth anniversary of the date of grant unless terminated earlier under the terms of the 2005 Non-Employee Director Plan.

     If a non-employee director ceases to serve as a director of the Company (except in the case of accelerated vesting of stock options upon a non-employee director's death or disability), any outstanding stock option previously granted under the 2005 Non-Employee Director Plan will terminate and become null and void with respect to shares of Common Stock as to which such stock options are not then exercisable. Any portion of a non-employee director's stock options that are vested but have not been exercised may, subject to certain exceptions, be exercised within three months after the date of termination of service as a director in the case of termination by reason of voluntary retirement, failure of the Company to nominate such director for re-election, or failure of such director to be re-elected by stockholders after nomination by the Company, or within one year in the case of termination of service as a director by reason of death or disability.

     Stock options held by a non-employee director that have a remaining term of less than one year on the date of the non-employee director's death will automatically be extended to the first anniversary of the date of death.

ANNUAL STOCK AWARDS FOR NON-EMPLOYEE DIRECTORS

     The 2005 Non-Employee Director Plan provides that each non-employee director will receive a grant of stock awards annually. On the date of each annual meeting of stockholders of the Company during the term of the 2005 Non-Employee Director Plan (commencing with the Meeting), each non-employee director in office immediately following such annual meeting will be granted the right to receive 2,000 shares of Common Stock. Such shares of Common Stock will be delivered to the non-employee director on the third anniversary after the date of the annual meeting. If a non-employee director's service as a director terminates for any reason, any and all unvested stock awards will terminate and become null and void.

OTHER PROVISIONS

     The award of any Benefit under the 2005 Non-Employee Director Plan also may be subject to such other provisions as the Board determines appropriate.

ADJUSTMENTS AND CHANGE IN CONTROL

     The 2005 Non-Employee Director Plan contains provisions for equitable adjustment of stock options and stock awards (including any unvested stock award) in the event of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company. In addition, under any such circumstances the Board has the authority to adjust, in an equitable manner, the number of shares of Common Stock that may be issued under the 2005 Non-Employee Director Plan and the number of stock options and stock awards that may be granted under the 2005 Non-Employee Director Plan. If there is a Change in Control (as defined in the 2005 Non-Employee Director Plan) of the Company, all outstanding stock options immediately become exercisable and all outstanding stock awards (including all unvested stock awards) immediately become vested and deliverable. In the event of a Change in Control, the Board in its discretion, may cause each outstanding stock option to terminate, and each option holder would have the right to receive the excess of the fair market value of shares of Common Stock subject to his or her stock options over its the exercise price, payable in cash or other property as determined by the Board.

NONTRANSFERABILITY

     The 2005 Non-Employee Director Plan provides that stock options may be transferred generally only by the will of the non-employee director or under applicable inheritance laws. At the discretion of the Board, a stock option may be transferred solely to the non-employee director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, subject to any restriction included in the award of the stock option.

AMENDMENTS

     The Board may amend the 2005 Non-Employee Director Plan from time to time or suspend or terminate the 2005 Non-Employee Director Plan at any time. No amendment of the 2005 Non-Employee Director Plan may be made without approval of the Company's stockholders if required by applicable law or by any listing agreement to which the Company is a party with a national securities exchange or other market system.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The statements in the following paragraphs of the principal U.S. federal income tax consequences of the Benefits under the 2005 Non-Employee Director Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The law is technical and complex, and the discussion below represents only a general summary. The following is not be considered as tax advice to any persons who may be participants in the 2005 Non-Employee Director Plan and any such persons are advised to consult their own tax counsel.

     STOCK OPTIONS. Stock options granted under the 2005 Non-Employee Director Plan are options that do not qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). A non-employee director who receives a stock option will not recognize any taxable income upon grant. However, the non-employee director generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. As a result of Section 16(b) of the Securities Exchange Act of 1934, as amended, under certain circumstances, the timing of income recognition may be deferred (the "Deferral Period"). Absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the exercise of the option (a "Section 83(b) Election"), recognition of income by the non-employee director will be deferred until the expiration of the Deferral Period, if any. A non-employee director's tax basis in the shares of Common Stock received upon exercise of a stock option will be equal to the amount of cash paid on exercise, plus the amount of ordinary income received by such non-employee director as a result of the exercise of the stock option. The holding period for the shares of Common Stock would begin just after the transfer of the shares or just after the Deferral Period, if any. A federal income tax deduction generally will be allowed to the Company in an amount equal to the ordinary income included by the non-employee director with respect to his or her stock option, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable and the limitations of Section 280G of the Code do not apply. If a non-employee director exercises a stock option by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an "incentive stock option" which are delivered prior to the expiration of the holding periods specified in section 422(a) of the Code, the non-employee director will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the non-employee director's tax basis. The non-employee director, however, will be taxed as described above with respect to the exercise of the stock option as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction.

     If the Board permits a non-employee director to transfer a stock option to a member or members of the non-employee director's immediate family (or to a trust for the benefit of such persons) or other entity owned by such persons, makes such a transfer and such transfer constitutes a completed gift for gift tax purposes (which determination may depend on a variety of factors including, without limitation, whether the stock option has vested), then such transfer will be subject to federal gift tax except, generally, to the extent protected by the non-employee director's annual gift-tax exclusion, by his or her lifetime unified credit or by the marital deduction. The amount of the non-employee director's gift is the value of the stock option at the time of the gift. If the transfer of the stock option constitutes a completed gift and the non-employee director retains no interest in or power over the stock option after the transfer, the stock option generally will not be included in his or her gross estate for federal estate tax purposes. The transfer of the stock option will not cause the transferee to recognize taxable income at the time of the transfer. If the transferee exercises the stock option while the transferor is alive, the transferor will recognize ordinary income as described above as if the transferor had exercised the stock option. If the transferee exercises the stock option after the death of the transferor, it is uncertain whether the transferor's estate or the transferee will recognize ordinary income for federal income tax purposes.

     STOCK AWARDS. Non-employee directors generally will recognize ordinary income with respect to stock awards at the time the shares of Common Stock are received in an amount equal to their fair market value. With respect to stock awards that are subject to a Deferral Period, absent a Section 83(b) Election, a non-employee director will recognize ordinary income at the conclusion of the Deferral Period, in an amount equal to the fair market value (on such date) of the shares of Common Stock. If a Section 83(b) Election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the fair market value of the shares of Common Stock as of that date. The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Section 280G of the Code do not apply.

     REGULATION. The Plan is neither qualified under the provisions of Section 401(a) of the Code, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     OTHER INFORMATION. If stockholders approve the 2005 Non-Employee Director Plan at the Meeting, restricted stock awards in the aggregate of 12,000 shares of Common Stock are expected to be granted to non-employee directors immediately following the Meeting.

     The affirmative vote of a majority of the Common Stock represented in person or by proxy at the Meeting is required to approve the 2005 Non-Employee Director Plan.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 2005 NON-
EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has recommended the reappointment of Ernst & Young LLP ("Ernst & Young") to examine the financial statements of the Company for fiscal year 2005. Ernst & Young has served as the Company's auditors since the year ended December 31, 2000, after replacing Arthur Andersen LLP. The decision to change the Company's independent public accountants was recommended by the Company's Audit Committee and approved by the Board of Directors. This action was ratified by the stockholders on May 18, 2000, at the annual stockholders' meeting.

     Ernst & Young's reports on the Company's financial statements for the year ended December 31, 2004, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the year ended December 31, 2002, 2003 and 2004, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

     In addition to audit services, Ernst & Young also provided certain non-audit services to the Company in 2004. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of Ernst & Young and has determined that it is. A representative of Ernst & Young will be available to respond to appropriate questions and to make a statement if they so desire.

     We are asking our stockholders to ratify the selection of E&Y as our independent auditor. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

AUDIT FEES

     Audit fees billed for the last two fiscal years for professional services rendered by Ernst & Young, the Company's principal accountant, are set forth on the table on page 13 included in the Audit Committee Report herein.

THE COMPANY RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSALS BY STOCKHOLDERS

     The Company currently anticipates that its 2006 Annual Meeting will be held May 18, 2006. Any stockholder wishing to present a proposal for consideration at the meeting must submit it in sufficient time so that it will be received by the Company no later than December 23, 2005. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in the Company's proxy statement and form of proxy related to the meeting and should be sent to the Company's principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in the Company's proxy statement and form of proxy is given to the Company after March 7, 2006, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting.

OTHER BUSINESS

     The Board of Directors for the Company knows of no other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                                                                                                    By Order of the Board of Directors

                                                                                                    /s/ Edward A. Guthrie
                                                                                                    Edward A. Guthrie
                                                                                                    Secretary

Houston, Texas
Date:    April 21, 2005

Appendix A

2005 NON-EMPLOYEE DIRECTOR SHARE INCENTIVE PLAN

1. PURPOSE. The GULFMARK OFFSHORE, INC. Inc. Non-Employee Director Share Incentive Plan (the "Plan") is intended (i) to provide incentives that will attract, retain and motivate highly competent persons as non-employee directors of GULFMARK OFFSHORE, INC.(the "Company"), and (ii) to assist in further aligning the interests of the Company's non-employee directors with those of its other stockholders, by providing non-employee directors with opportunities to acquire shares of the Common Stock, par value $.01 per share, of the Company ("Common Stock") pursuant to the Benefits (as defined below) described herein.

2. ADMINISTRATION. The Plan will be administered by the Board of Directors of the Company (the "Board") or a committee appointed by the Board consisting of at least two non-employee members (and references herein to the Board shall be deemed to include references to any such committee, except as the context otherwise requires). The Board is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Board shall be binding and conclusive on all participants and their legal representatives.

The Board may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Board in the engagement of such counsel, consultant or agent shall be paid by the Company.

3. PARTICIPANTS. Each member of the Board who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") shall be eligible to participate in the Plan.

4. TYPE OF BENEFITS. Benefits under the Plan can be granted in a combination of (a) Stock Options and (b) Stock Awards (each as described below, and collectively, the "Benefits"). Benefits may be evidenced by agreements (which need not be identical) in such forms as the Board may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail.

5. COMMON STOCK AVAILABLE UNDER THE PLAN.

(a) Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 8 hereof, the maximum number of shares of Common Stock that may be delivered to Non-Employee Directors and their beneficiaries under the Plan shall be 150,000 shares of Common Stock, which may be authorized and unissued or treasury shares. Any shares of Common Stock covered by a Stock Option granted under the Plan, which is forfeited, is canceled, or expires, shall be deemed not to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

(b) If any Stock Option is exercised by tendering shares of Common Stock to the Company as full or partial payment in connection with the exercise of a Stock Option under the Plan, only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

6. STOCK OPTIONS.

(a) GRANT. On the date of each Annual Meeting of Stockholders of the Company during the term of the Plan commencing with the 2005 Annual Meeting of Stockholders scheduled to be held on May 19, 2005 (on the first business day following the Effective Date in the case of the grant in connection with the 2005 Annual Meeting), each Non-Employee Director in office immediately following such Annual Meeting may be granted a stock option to purchase from zero up to 6,000 shares of Common Stock (subject to adjustments made in accordance with Section 8 hereof) (a "Stock Option"), the actual amount to be determined by the Board or committee. Stock Options are not intended to constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Any Non-Employee Director entitled to receive Stock Options pursuant to the Plan may elect to decline such Stock Options.

(b) EXERCISE PRICE. Each Stock Option granted hereunder shall have a per-share exercise price equal to the Fair Market Value (as defined in Section 12 hereof) of a share of Common Stock on the date of grant (subject to adjustments made in accordance with Section 8 hereof).

(c) PAYMENT OF EXERCISE PRICE. The option exercise price may be paid in cash or, in the discretion of the Board, by the delivery of shares of Common Stock then owned by the Non-Employee Director (to be valued at their Fair Market Value on the date of exercise), by the withholding of shares of Common Stock for which a Stock Option is exercisable, or by a combination of these methods. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a Non-Employee Director, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the Non-Employee Director only the number of incremental shares to which the Non-Employee Director is entitled upon exercise of the Stock Option. In determining which methods a Non-Employee Director may utilize to pay the exercise price, the Board may consider such factors as it determines are appropriate.

(d) EXERCISE PERIOD.

(i) GENERAL. Each Stock Option granted to a Non-Employee Director hereunder shall become exercisable at any time following the earlier to occur of (a) the first anniversary of the date of grant and (b) the date of the first annual meeting of the stockholders of the Company that occurs after the date of grant, provided that the Non-Employee Director continues to serve as a director of the Company on such date; provided, however, that any such Stock Option granted to a Non-Employee Director shall become immediately exercisable in the event of (A) a Change in Control of the Company (as defined in Section 8(b) hereof), as and to the extent provided in Section 8(b) hereof, (B) the termination of the service of a Non-Employee Director as a director as a result of disability (as defined in Section 22(c)(3) of the Code) or (C) the death of the Non-Employee Director. Each Stock Option shall terminate on the tenth anniversary of the date of grant unless terminated earlier pursuant to the Plan or later pursuant to Section 6(d)(iii) hereof.

(ii) TERMINATION OF DIRECTORSHIP. If a Non-Employee Director's service as a director of the Company is terminated, any Stock Option previously granted to such Non-Employee Director shall, to the extent not theretofore exercised, terminate and become null and void; provided, however, that:

(a) if the service of a Non-Employee Director holding an outstanding Stock Option is terminated by reason of (i) such a Non-Employee's disability (as defined in Section 22(e)(3) of the Code), (ii) voluntary retirement from service as a director of the Company, or (iii) the failure of such Non-Employee Director to be re-elected by Stockholders following nomination by the Company, such Stock Option shall, to the extent not previously exercised and to the extent that the tenth anniversary of the date of grant has not yet occurred, remain exercisable at any time up to and including (X) three (3) months after the date of such termination of service in the case of termination by reason of voluntary retirement, failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible (subject to the exceptions referred to in clause (iii) above), or failure of such Non-Employee Director to be re-elected by Stockholders following nomination by the Company, and (Y) one (1) year after the date of termination of service in the case of termination by reason of disability.

(iii) EXTENSION OF TERM. The term of exercise of all outstanding Stock Options held by a Non-Employee Director that have a remaining term of less than one (1) year on the date of such Non-Employee Director's death shall automatically be extended to the first anniversary of the date of death.

7. STOCK AWARDS FOR NON-EMPLOYEE DIRECTORS.

(a) On the date of each Annual Meeting of Stockholders of the Company during the term of the Plan (on the first business day following the Effective Date in the case of the grant in connection with the 2005 Annual Meeting), each Non-Employee Director in office immediately following such Annual Meeting shall be granted the right to receive 2,000 shares of Common Stock (a "Stock Award"),

(b) To each Non-Employee Director who is first elected as a director of the company after the "Effective Date", as defined in Section 17 hereof, shall be granted the right to receive 3,500 shares of Common Stock (a "Stock Award"),

(c) Such Stock Award shares granted under (a) and (b) above shall be delivered to such Non-Employee Director on the third anniversary of each grant from the date of such grant or, if any such date is not a business day, the next succeeding business day (each such grant of shares, until the delivery date therefore, being referred to as an "Unvested Stock Award"); provided, however, if a Non-Employee Director's service as a director of the Company terminates for any reason, any and all Unvested Stock Awards shall terminate and become null and void.

8. ADJUSTMENT PROVISIONS - CHANGE IN CONTROL.

(a) If there shall be any change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Award (including any Unvested Stock Award) such that each such Stock Option and Stock Award shall thereafter be exercisable or vested and deliverable for such property as would have been received in respect of the Common Stock subject to such Stock Option and Stock Award had such Stock Option and Stock Award been exercised or vested and delivered in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of a Non-Employee Director's rights under the Plan, the Board will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Stock Options and Stock Awards (including Unvested Stock Awards), and the exercise price applicable to outstanding Stock Options.

(b) Notwithstanding any other provision of this Plan, if there is a Change in Control of the Company, all then outstanding Stock Options shall immediately become exercisable and all Unvested Stock Awards shall immediately become vested and deliverable, as the case may be. For purposes of this Section 8(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

(i) A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

(ii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

(iii) Common Stock shall cease to be publicly traded; or

(iv) There shall occur a sale of all or substantially all of the assets of the Company; or

(v) There shall occur any merger, consolidation, or like business combination or reorganization of the Company, that results in an event described in Section 8(b)(ii) or (iii) above.

Notwithstanding the foregoing, any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change in Control of the Company.

(c) For purposes of Section 8(b), "Continuing Directors" shall mean

(x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

(d) The Board, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Stock Option outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction constituting the Change in Control) or in a combination thereof, as the Board, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to a Stock Option granted within six (6) months before the occurrence of a Change in Control if the holder of such Stock Option is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

9. NONTRANSFERABILITY. Stock Options and the right to receive Unvested Stock Awards granted under the Plan to a Non-Employee Director shall not be transferable otherwise except, in the case of Stock Options, by will or the laws of descent and distribution, and Stock Options shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director. In the event of the death of a Non-Employee Director, each Stock Option theretofore granted to him or her shall be exercisable during such period after his or her death and by such persons as set forth in Section 6 above. Notwithstanding the foregoing, at the discretion of the Board, an award of a Stock Option may permit the transferability of any such Stock Option by a Non-Employee Director solely to the Non-Employee Director's spouse, siblings, parents, children and/or grandchildren, or to trusts for the benefit of such persons, or to partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the award of the Stock Option.

10. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other Non-Employee Director) as the Board determines appropriate.

11. ISSUANCE OF STOCK CERTIFICATES AND RELATED MATTERS. The Company may endorse such legend or legends upon the certificates for shares of Common Stock issued under this Plan and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as the Board, in its sole discretion, determines to be necessary or appropriate to (i) prevent a violation of, or to perfect an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") or (ii) implement the provisions of the Plan and any agreement between the Company and the Non-Employee Director. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of Benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation the Securities Act), and the applicable requirements of any securities exchange or similar entity.

12. FAIR MARKET VALUE. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the closing price of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradable on a national securities exchange or other market system, and if the Common Stock is not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Board as the fair market value of the Common Stock.

13. TENURE. A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under this Plan.

14. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

15. AMENDMENT AND TERMINATION. The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. However, no amendment shall have a material adverse effect on an outstanding Stock Option or Unvested Stock Awards without the consent of the holder. No amendment of the Plan may be made without approval of the stockholders of the Company if required by applicable law or by any listing agreement to which the Company is a party with a national securities exchange or other market system.

16. GOVERNING LAW. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

17. EFFECTIVE DATE AND TERM OF THE PLAN. The Plan shall become effective at 5:00 p.m., New York City time, on the fifth business day after the date of the Company's 2005 Annual Meeting of Stockholders (the "Effective Date"), if the Plan is approved by a vote of the Stockholders of the Company at such Annual Meeting. If the Plan is not so approved, the Plan shall be of no force or effect. If so approved, the Plan shall terminate following the delivery of shares in respect of all Stock Awards granted on the date of the Company's 2010 Annual Meeting of Stockholders (the "Termination Date"), unless sooner terminated in accordance with its terms.

Appendix B

GULFMARK OFFSHORE, INC.
AUDIT COMMITTEE CHARTER

1. Mission Statement

    The Audit Committee will assist the Board of Directors of the Company in fulfilling its responsibilities with respect to matters involving the accounting, financial reporting and internal control functions of the Company and its subsidiaries. This will include assisting the Board in overseeing:

      the integrity of the Company's financial statements,

      the Company's compliance with legal and regulatory requirements,

      the independent auditors' qualifications, independence and performance, and the performance of the Company's internal audit function.

    The Committee also will review periodically and oversee the financial reporting process, the system of internal controls and the audit process, and will oversee the Company's process for monitoring compliance with the Company's policies and code of business conduct and ethics.

    The members of the Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. It is not the duty of the Committee to determine that the Company's financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles ("GAAP") or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent auditors are responsible for planning and carrying out proper audits and reviews of the Company's financial statements and, in connection with their audit of the Company's financial statements, providing a report containing their opinion as to whether the Company's financial statements present fairly, in all material respects, the Company's consolidated financial position, results of operations and cash flows, as of the relevant dates and periods set forth therein, in conformity with GAAP. The Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with GAAP, that the audit of the Company's financial statements has been carried out in accordance with applicable auditing standards or that the Company's independent auditors are in fact "independent."

2. Membership and Qualification

    The Audit Committee shall at all times consist of three or more Independent Directors as defined by the Securities and Exchange Commission ("SEC") and the NASDAQ Marketplace Rules.

    The Committee members shall be elected annually by the Board for terms of one year, or until their successors shall be duly elected and qualified. Unless a Committee Chairman is elected by the full Board, the Committee members may designate a Chairman. Vacancies created on the committee may be filled by majority vote of the Board.

    If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair such member's ability to serve effectively on the Company's Audit Committee and such determination by the Board must be disclosed in the Company's annual proxy statement.

    Each member of the Audit Committee shall, in the judgment of the Board, be financially literate and have the ability to read and understand the Company's basic financial statements or shall, promptly following his or her appointment, obtain adequate training to achieve such literacy and ability. In addition, at least one member of the Audit Committee, in the judgment of the Board, shall be an "audit committee financial expert" as defined by the SEC.

3. Meetings and Other Actions

  The Committee will meet at least four times each year and at such other times as may be necessary to fulfill its responsibilities.

  It will meet following the end of each fiscal quarter of the Company prior to the release of quarterly or annual earnings to review the financial results of the Company for the preceding fiscal quarter or the preceding fiscal year, as the case may be.

  Meetings may be called by the Chairman of the Committee or the Chairman of the Board.

  All meetings and other actions of the Committee shall be held and taken pursuant to the bylaws of the Company, including bylaw provisions governing notice of meetings and waiver thereof, the number of Committee members required to take actions at meetings and by written consent, and other related matters.

  As part of its meetings, the Committee shall meet separately, as often as it deems necessary and appropriate, with management, with personnel overseeing the Company's internal audit function and with the Company's independent auditors.

  Reports of meetings of and actions taken at meetings or by consent by the Committee since the most recent Board meeting (except to the extent covered in an interim report circulated to the Board) shall be made by the Committee Chairman or his or her delegate to the Board at its next regularly scheduled meeting following the Committee meeting or action and shall be accompanied by any recommendations from the Committee to the Board.

4. Goals, Responsibilities and Authority

     In carrying out its duties and responsibilities, the following are within the responsibilities and authority of the Committee:

Internal Controls

     In conjunction with management, the independent auditors and the internal audit function, the Committee shall review, at least quarterly, the adequacy of the Company's financial reporting systems and business process controls and discuss significant exposures and the actions management has taken to monitor and control such exposures.

  Financial Reporting

       In connection with its general oversight of the Company's financial reporting, the Committee shall:

    Review and discuss significant accounting and reporting issues identified in any analyses prepared by management or the independent auditors or otherwise identified in the course of the Committee's review of the Company's financial statements and discussions with its auditors, with due consideration of their impact on the Company's financial statements.

    Review with management and the independent auditors, management's proposals regarding: new accounting pronouncements; and the adoption of, and changes of choice regarding, material accounting principles and practices to be followed when preparing the financial statements of the Company.

    Inquire as to whether the independent or internal auditors have any concerns regarding: the possibility of significant accounting or reporting risks or exposures; the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments; any business transactions that may affect the fair presentation of the Company's financial condition or results of operations; or any weaknesses in the Company's internal control systems.

    Establish procedures for:

    The receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

    The confidential, anonymous submission by employees of the Company of any concerns regarding questionable accounting or auditing matters; and

    Affirm in connection with the Committee's review of the Company's annual and quarterly financial statements that the independent auditors communicate certain matters to the Committee as required by professional standards related to their audit of the annual financial statements and their review of the interim financial information.

    Establish a procedure whereby management discusses with the Committee on a pre-issuance basis all of the following:

    The types of information to be disclosed and types of presentation to be made in earnings press releases and in financial information and earnings guidance provided to analysts and rating agencies; and

    Significant financial reporting matters to be disclosed in any SEC filings, such as a change in accounting principles or extraordinary and non-recurring items and transactions; and

    Significant matters to be disclosed in Form 8-K filings with the SEC.

    Annual Financial Statements

     In connection with the preparation and audit of the Company's annual financial statements, the Committee shall:

  Review with the independent auditors their proposed audit scope and approach, including staffing, locations and coordination of the independent audit work with the work performed by the internal auditor.

  Review in private discussion with the independent auditors whether there have been (and if so the nature of) any audit problems or difficulties and any related responses by management.

  Meet with management and the independent auditors to review the annual financial statements and related notes, as well as the related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), prior to filing or other public release and inquire whether such financial statements and related notes are prepared in accordance with U.S. generally accepted accounting principles and, together with such MD&A, are consistent with the information known to Committee members.

  The Committee also shall make a recommendation to the Board regarding inclusion of such financial statements, related notes and the related MD&A in the Company's Annual Report on Form 10-K.

Interim Financial Statements

     In connection with the preparation and audit of the Company's interim financial statements, the Committee shall:

  Review any complex and/or unusual transactions and any matters requiring significant estimates of asset valuation allowances or liability reserves, and evaluate management's handling of proposed audit adjustments identified by the independent auditors.

  Review the independent auditors' judgments about the quality of the accounting principles applied to the Company's financial statements.

  With respect to the Company's interim financial statements, the Committee shall:

    Meet with management, the personnel overseeing the internal audit function and the independent auditors to review the interim financial statements and any related notes, as well as the related MD&A, prior to filing or other public release, and inquire whether such financial statements and any related notes are prepared in accordance with U.S. generally accepted accounting principles and, together with such MD&A, are consistent with the information known to Committee members.

    Confirm that the Company's interim financial statements and any related notes included in Quarterly Reports on Form 10-Q have been reviewed by the Company's independent auditors using professional standards and procedures for conducting such reviews, as established by U.S. generally accepted auditing standards.

Compliance with Laws and Regulations Relating to Financial Reporting and Tax Matters

     The Committee shall oversee the Company's compliance with laws and regulations and shall:

  Periodically review the Company's procedures for monitoring compliance with laws and regulations.

  Discuss the significant findings, if any, of reviews or examinations by regulatory agencies, such as the Securities and Exchange Commission.

Compliance with the Company's Policies and Code of Business
Conduct and Ethics and Approval of Related Party Transactions

     The Audit Committee also shall oversee compliance with the Company's policies and Code of Business Conduct and Ethics and shall:

  Confirm that the Company's policies and Code of Business Conduct and Ethics are formalized in writing and that procedures are in place to communicate such policies and codes to appropriate management, supervisory and other key employees.

  Periodically review the Company's policies and Code of Business Conduct and Ethics, with particular focus on related party transactions and conflicts of interest.

  Review the program for monitoring compliance with the Company's policies and Code of Business Conduct and Ethics and periodically obtain updates from management regarding compliance.

  Internal Audit Function

     The Committee shall review the activities and programs administered by those responsible for the Company's internal audit function and shall:

  Ensure that the Company has an internal audit function performed on a regular basis that includes appropriate review and approval of the Company's internal transactions and accounting.

  Review and concur in the appointment, replacement, reassignment or dismissal of the employee(s) (or outside firm, which may not be the Company's independent auditors) having primary responsibility for the Company's internal audit function.

  Review periodically the internal audit activities, staffing, and budget.

  Meet with the personnel responsible for the Company's internal audit function periodically in a private session without any other members of management being present to discuss matters that the Committee or the internal auditors believe should be discussed.

  Independent Auditors

     In its oversight of the Company's independent auditors, the Committee shall:

  Have sole authority to select, hire and fire the Company's independent auditors, to pre-approve all fees and other terms of the audit engagement and to pre-approve any non-audit relationship with the independent auditors.

  Assist the Board in evaluating the performance of the independent auditors, who are ultimately accountable to the Board and the Committee.

  Meet with the independent auditors at least annually or as often as it may deem necessary and appropriate in its judgment in private sessions without any members of management being present to discuss matters that the Committee or the independent auditors believe should be discussed, including without limitation discussion items contemplated elsewhere in this Charter.

  Obtain and review, at least annually, a written report from the independent auditors that describes all relationships between the independent auditors and the Company (including the amount and nature of all related compensation).

  Obtain and review, at least annually, a written report from the independent auditors that describes the independent auditing firm's internal quality-control procedures.

  Evaluate annually whether the Company should change its independent auditors or the partner in charge of performing or reviewing the Company's audit or other audit team personnel.

  Evaluate and approve (or disapprove) any desire by the Company or any of its subsidiaries to employ anyone who has served within the preceding year as a member of the independent auditors' audit team personnel assigned to the Company's audit.

Other Responsibilities

     The Committee also shall:

  Review and discuss the Company's policies and practices with respect to risk assessment and risk management, including the Company's major financial risk exposures and steps taken by management to monitor and control such exposures and the Company's litigation management process and insurance management process.

  Review and approve all related party transactions.

  Monitor major litigation and significant internal or external special investigations and review, at least annually, any other legal matters that could have a material impact on the Company's financial statements or compliance with law.

  If deemed appropriate, initiate special investigations into matters within the Committee's scope of responsibilities or as delegated by the Board of Directors.

  Perform other oversight functions as requested by the full Board.

  Perform an annual self-evaluation of the Committee's performance and annually reassess the adequacy of and, if appropriate, propose to the Board any desired changes, in the Charter of the Committee, all to supplement the oversight authority of the Corporate Governance/Nominating Committee with respect to such matters. Reassess the adequacy of the Committee's Charter annually; present the initial Charter and subsequent amendments of the Charter, if any, to the full Board for adoption.

  Reporting Responsibilities

     The Committee shall:

  Regularly update the Board of Directors about the Committee's activities and make appropriate recommendations.

  Make such reports of its activities and evaluations as may be required by the Securities and Exchange Commission in the Company's proxy statement and/or annual report or as determined to be appropriate by the Board.

5. Additional Resources

     The Committee shall have the right to use reasonable amounts of time of the Company's internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities.

GULFMARK OFFSHORE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 16, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of GulfMark Offshore, Inc. ("GulfMark") hereby appoints Peter I. Bijur and Sheldon S. Gordon, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Common Stock of GulfMark that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of GulfMark to be held on May 19, 2005, at 8:30 a.m., EDT, at the Benjamin Hotel, Morrison Room, 125 East 50th Street, New York, New York 10022, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 21, 2005:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

MAY 19, 2005

Please date, sign, and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [  X  ]

1.  Election of Directors

NOMINEES:
--------------------------
David J. Butters
Peter I. Bijur
Marshall A. Crowe
Louis S. Gimbel, 3rd
Sheldon S. Gordon
Robert B. Millard
Bruce A. Streeter

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
--------------------------	------------------------	-----------------------------

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [     ]

2.   To approve the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan.

FOR	AGAINST	ABSTAIN
---------	------------	-------------

3.  To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
---------	------------	-------------

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" all Proposals listed. Receipt of the Proxy Statement dated April 21, 2005 is hereby acknowledged.

PLEASE MARK, SIGN DATE AND RETURN USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account my not be submitted via this method. [     ]

Signature of Stockholder ____________________________                Date: _____________

Signature of Stockholder ____________________________                Date: _____________

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

MAY 19, 2005

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- or -

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at www.voteproxy.com up until 11:59 Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [  X  ]

1.  Election of Directors

NOMINEES:
--------------------------
David J. Butters
Peter I. Bijur
Marshall A. Crowe
Louis S. Gimbel, 3rd
Sheldon S. Gordon
Robert B. Millard
Bruce A. Streeter

FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
--------------------------	------------------------	-----------------------------

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: [     ]

2.   To approve the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan.

FOR	AGAINST	ABSTAIN
---------	------------	-------------

3.  To ratify the selection of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
---------	------------	-------------

4.  To transact such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" all Proposals listed. Receipt of the Proxy Statement dated April 21, 2005 is hereby acknowledged.

PLEASE MARK, SIGN DATE AND RETURN USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account my not be submitted via this method. [     ]

Signature of Stockholder ____________________________                Date: _____________

Signature of Stockholder ____________________________                Date: _____________

Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.